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                                  EXHIBIT 99.5

                       Press Release dated March 4, 1998
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                 STREAMLOGIC'S PLAN OF REORGANIZATION CONFIRMED

           NEWARK, California (March 4, 1998)--StreamLogic Corporation ("StreamLogic" or the "Company"), today announced that the U.S. Bankruptcy Court for the Northern District of California has confirmed StreamLogic's plan of reorganization on March 3, 1998.

           Commenting on the Bankruptcy Court's decision, Michael O. Preletz, chief executive officer of the Company, said: "We are delighted by the decision of the Bankruptcy Court. The confirmation of our plan marks an important step in our financial restructuring and a new beginning for our company." Chapman Stranahan, President of the Company, added, "We are pleased that this event is behind us and we look forward to proceeding with the Company's core business and improved sales and profitability."

           Confirmation of the plan came at the conclusion of a hearing to assure that all of the reorganization requirements had been met under the Bankruptcy Code. The confirmation procedure included approval of the plan by the requisite votes of creditors.

           The confirmed plan will bring new capital to the Company through the purchase of equity interests by senior management and certain creditors. In addition, the Company will issue a portion of its new shares on behalf of creditors in exchange for a release of claims. The plan also provides for the distribution of proceeds from the sale of non-core assets and establishes a distribution estate to pay claims.

           It is expected that the plan of reorganization will become effective on March 31, 1998 subject to, among other things, contributions of capital contemplated by the plan. StreamLogic filed for Chapter 11 bankruptcy protection on June 26, 1997.

           Upon effectiveness, all existing shares of StreamLogic's stock will be canceled and new shares will be issued. Because the Company's liabilities significantly exceeded its assets, current StreamLogic shareholders will not receive any equity or other interest in the reorganized entity.

           Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the securities laws. Actual results could differ materially from those projected in such forward-looking statements as a result of a variety of risks and uncertainties. Among others, these risks and uncertainties include whether the plan is successfully implemented, including the requisite contributions to capital; whether, if implemented, the plan will enable the Company to become profitable and to achieve the timely development and acceptance of its products; and the impact of competitive products and pricing.